                                                                     EXHIBIT D-2

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                       UI-

In the Matter of the Application of PORTLAND               )    APPLICATION
GENERAL ELECTRIC COMPANY for                               )
Authorization to Transact Business with an Entity          )
having an Affiliated Interest Relationship to the Utility. )

      Pursuant to ORS 757.495 and the applicable regulations,(1) Portland General Electric Company ("PGE") hereby seeks approval from the Public Utility Commission of Oregon ("Commission") for:

      - PGE and Portland General Term Power Procurement Company ("PPC") to transact business pursuant to the Service Agreement between them; and

      - Authorization for PGE to provide financial support for PPC in the form of a guarantee of the payment and performance of all obligations PPC incurs at the request of PGE, as well as any loans, advances and/or credit that may be required when PPC contracts in the wholesale energy markets.

      -     Waiver of the affiliate pricing requirement in OAR
            860-027-0048(2)(e) for transactions under the Service Agreement.

The Overview in Section I, below, explains why PGE is seeking these approvals and describes the arrangements proposed between PPC and PGE. Section II sets forth the information required by OAR 860-027-0035 in connection with applications by a utility (PGE) to guarantee payment and performance obligations of an affiliate (PPC). Section III contains the information required by OAR 860-027-0030 in connection with a number of utility applications, including any affiliated interest application under ORS 757.495. Section IV presents the information required by OAR 860-027-0040 under the regulations pertaining to affiliated interest applications.
---------------------------

(1) 860-027-0035 and 860-027-0040.
PAGE 1 -- APPLICATION

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I. OVERVIEW

      PGE desires to restructure certain of its wholesale energy procurement operations to enable PGE and its prospective owner(2) - Oregon Electric Utility Company LLC ("Oregon Electric") - to qualify for exemption under Section 3(a)(1) of the Public Utility Holding Act of 1935 ("PUHCA"). Because a substantial amount of PGE's current wholesale sales occur in the forward term markets, transferring this activity to PPC will enable PGE's wholesale sales revenues to fall within the guidelines set by the Securities and Exchange Commission ("SEC") for entities wishing to qualify as predominantly intrastate. Qualifying for an exemption will minimize PUHCA-related regulation by the SEC. The Commission has supported the goal of minimizing potentially duplicative PUHCA regulation in the recent past in proceedings before the SEC.

      In general, to implement the restructuring, PGE will create a subsidiary - PPC - to engage in sales and purchases for delivery beyond the current month on behalf of PGE, solely for PGE's regulated, retail electric service (the "Term Power Business"). PPC will sell power to third parties under the terms of the PPC Rate Schedule FERC No. 1 and other applicable tariffs, and will purchase power from third party wholesale market participants. PGE and PPC will buy power from and sell power to each other under the Term Power Procurement Agreement, PPC Rate Schedule FERC No. 2.(3) PGE will provide PPC the personnel, office space and supplies, and credit support necessary for PPC to perform the Term Power Business under the Service Agreement, attached hereto as Attachment 1. PPC will engage in no other business.

      A. TERM POWER BUSINESS

      PPC will buy and sell forward term contracts as necessary to balance PGE's resources to PGE's loads on a forecast basis and otherwise manage the price of future power supplies to

-------------------
(2) On March 8, 2004, Oregon Electric applied to the Commission for authority to acquire the power to exercise substantial influence over the policies and actions of PGE in connection with its proposed acquisition of outstanding securities of PGE ("the Acquisition"). PGE will not implement the proposed restructuring until the completion of the Acquisition.

(3) Because it is a bilateral agreement, the Term Power Procurement agreement will also have a PGE FERC tariff number.

PAGE 2 -- APPLICATION

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minimize net variable power costs for PGE's customers. To enable this, PPC will enter into Master Agreements with such third parties as necessary to engage in trading at such delivery points as the Mid-Columbia, California/Oregon Border ("COB"), Nevada/Oregon Border ("NOB"), PGE System, Palo Verde, and SP15 and NP15 in California. PGE will provide any guarantees or other credit and performance support required by the third parties with whom PPC will transact business.

      PGE will continue to perform all market analysis and make all decisions regarding the least-cost manner in which to secure power supplies for PGE's retail customers. As PGE determines its needs, PPC will enter into wholesale sales or purchases with third parties at various prices, time periods, and delivery points as necessary to achieve PGE's portfolio goals.

      At least three business days prior to the prompt month, PGE will purchase
- by delivery point -- PPC's net long positions for that month, and will sell to PPC - by delivery point - sufficient power to enable PPC to cover any net short position that must be settled in that month. PGE will calculate the net cost of the prompt month portfolio by adding (netting) the expenses of all purchases with the revenues of all of the sales. An example of the calculation of net cost is included as Attachment 2. An example of how PPC would report such transactions to the Commission and to FERC is provided as Attachment 3. PPC will pass through to PGE all transactional costs associated with these purchases and sales, including brokerage fees and any necessary transmission. PGE designed this structure to ensure that all of the financial gain or loss on power transactions entered into by PPC will accrue to PGE, which is consistent with PGE's intent that PPC operate without any profit or loss opportunity.

      During the prompt month, PGE will conduct all balance-of-the-month, pre-schedule, and real-time trading at all delivery points in and outside of the state of Oregon. PGE may also still engage in some term trading. PGE will track all of its interstate trading to ensure compliance with the appropriate SEC guidelines, which indicate that no more than approximately 13%-15% of a utility's revenue can come from interstate sales in order to qualify for the exemption under

PAGE 3 -- APPLICATION

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PUHCA. This division of trading does not require that PGE assign any of its transmission rights or other contractual rights to PPC and PGE will not do so.

      B. SERVICE AGREEMENT

      PGE proposes to provide PPC personnel, office space and supplies, credit support, and other services as necessary to allow PPC to perform the Term Power Business. The Service Agreement for which PGE is requesting approval in this filing is based on the form and content of the Master Services Agreement PGE has used for transaction with affiliated companies in recent years.

      The Service Agreement lists in Section 1 the various services that PGE will provide to PPC. These fall into the categories of power trading, credit support, regulatory support, treasury and accounting, legal, office support, and purchasing.

      In keeping with the intent of eliminating any profit or loss opportunity at PPC, PGE will charge for PGE personnel time at the fully-loaded cost used generally for PGE affiliates and other services and items at non-loaded cost. PPC will charge PGE its actual cost. PGE will bill PPC monthly for services under the Service Agreement and PPC will, in turn, bill PGE monthly for any costs incurred in performing the Term Power Business, including the charges received from PGE.

      The Service Agreement includes termination provisions to provide for the orderly wind-up of PPC's business on PGE's or PPC's own initiative. If PGE chooses to terminate the Service Agreement, PGE will give the Commission at least 15 days' notice. Upon termination, PPC will immediately cease entering into any new forward purchases and sales. PPC will assign to PGE all third party power purchases and sales for which assignment is permitted by the Master Agreements. PPC will then transfer any remaining purchases and sales to PGE as expeditiously as possible under PPC Rate Schedule FERC No. 2, after which it will dissolve. Neither PGE or PPC may assign the Service Agreement without consent of the other party.

PAGE 4 -- APPLICATION

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      C. REQUESTED APPROVALS AND PGE COMMITMENTS

      PGE is applying for Commission approval of the transactions between PGE and PPC, as affiliated interests, as set forth in the Service Agreement between PGE and PPC. (See Attachment 1 to this filing.) Because the Service Agreement calls for credit support services, PGE is also seeking approval for PGE to guarantee the indebtedness of, and/or lend credit and other financial support to, PPC when PPC contracts in the wholesale energy markets. PGE requests that the Commission waive the affiliate transfer pricing requirements in OAR 860-027-0048(2)(e) and allow the pricing of all transactions under the Service Agreement in accordance with the pricing described therein.

      In connections with these approvals, PGE commits to hold its retail customers harmless from the cost of implementing and maintaining PPC as a subsidiary of PGE. Specifically, PGE will track and exclude from its reporting of the results of regulated operations and from any test year revenue requirement (a) all costs associated with establishing PPC; and (b) all ongoing costs that would not otherwise be necessary if PPC did not exist.

      Sales and purchases of power between PGE and PPC as necessary to the Service Agreement will occur under PPC Rate Schedule FERC No. 2, once FERC approves that tariff. PGE is attaching this tariff as Attachment 4, in the form that it is filing it with FERC. PGE and PPC may amend these tariffs from time to time and will file with the Commission any such amendments.(4) Pricing of transactions under the tariff conforms to OAR 860-027-0048(2)(b) and (d). PGE explicitly waives any assertion of preemption of the Commission's review of the transactions between PGE and PPC for rate-making purposes even though such transactions occur under the FERC tariffs.

      Concurrent with this Application, Oregon Electric, PGE, and PPC are also requesting necessary approvals from FERC pursuant to Section 205 of the Federal Power Act ("FPA") and the SEC pursuant to Section 3(a)(1) of PUHCA in connection with the proposed restructuring.(5)

-------------------
(4) PGE will file the FERC approved tariff as a supplemental filing.

(5) PGE will supply copies of the applications made at FERC and the SEC when they are filed.

PAGE 5 -- APPLICATION

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II. INFORMATION REQUIRED BY OAR 860-027-0035 IN CONNECTION WITH AN APPLICATION
      BY A UTILITY FOR AUTHORITY TO GUARANTEE INDEBTEDNESS.

      (a) The information required by OAR 860-027-0030 (1) (a) to (g) inclusive. See Section III below.

      (b) A full description of the securities for which applicant proposes to assume obligation or liability as guarantor, endorser, surety or otherwise. PGE is requesting Commission authority for PGE to provide financial support in the form of a corporate guarantee of the payment and performance of all obligations PPC incurs at the request of PGE, as well as loans, advances and/or credit that PPC may require while trading in the wholesale energy markets. Section 1.B. of the Service Agreement describes these arrangements. Power purchase and sales contracts with third parties involve credit requirements which assure those parties (and PGE) that, in the event of default, there will be a high probability of collecting any payment due. Often, parties rely solely on PGE's credit rating for such assurances and do not require cash or other collateral unless its credit rating falls below a certain level. In some instances, PGE may have to post collateral. As PPC enters into contracts to perform the Term Power Business, it will need to meet marketplace credit requirements. As a new entity, it will not have adequate credit, and will need PGE's credit support. PPC may also require loans, advances and/or credit from time to time in connection with the Term Power Business.

      The extension of this financial support to PPC will not increase PGE's financial commitments above the level that would have existed if PGE continued to perform all trading for the retail power supply portfolio itself. PPC's use of PGE's guarantee will not impair PGE's ability to meet its statutory obligations as a public utility because no incremental increase in exposure will occur under this credit support arrangement.

      (c) The amount of other securities of said person, firm or corporation now held, owned or controlled by the applicant. PGE will hold 100% of all common stock in PPC but does not hold, own, or control any other securities.

PAGE 6 -- APPLICATION

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      (d) A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any federal or other state regulatory body. PGE, and PPC are also requesting necessary approvals from FERC pursuant to Section 205 of the Federal Power Act. PGE and Oregon Electric are requesting necessary approval from the SEC pursuant to
Section 3(a)(1) of PUHCA.

      (e) The reasons, in detail, why it is in applicant's interest to guarantee such securities. See Sections I and II(b) above.

      (f) The reasons, in detail, why it is necessary for applicant to guarantee such securities. See Sections I and II(b) above.

      (g) The facts relied upon by the applicant to show the assumption is:

            (A) For some lawful object within the applicant's corporate purposes and compatible with the public interest. See Sections I and II (b) above.

            (B) Necessary or appropriate for or consistent with the applicant's proper performance of service as a public or telecommunications utility. See Sections I and II (b) above.

            (C) Will not impair its ability to perform that service. See Sections I and II (b) above.

            (D) Reasonably necessary or required for such purposes. See Sections I and II

      (b) above.

      REQUIRED EXHIBITS:

            EXHIBIT A. A copy of the applicant's charter or articles of incorporation with amendments to date. Previously filed in Docket UP-79 and by reference herein made a part hereof.

            EXHIBIT B. A copy of the bylaws with amendments to date. Previously filed in Docket UF-4206 and by reference herein made a part hereof.

            EXHIBIT C. Copies of all resolutions of directors authorizing the assumption in respect to which the application is made and, if stockholders' approval has been

PAGE 7 -- APPLICATION

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      obtained, a copy of the stockholders' resolution should also be furnished.
      Resolutions by the board of directors will be provided later as a supplement to this application.

            EXHIBIT D. A copy of any mortgage, indenture, or other agreement securing any security which it proposes to guarantee; also, a copy of any mortgage, indenture, or other agreement securing applicant's funded obligations. There will not be any security agreements because PGE will serve as guarantor of unsecured obligations of PPC as described in Section II(b) above.

            EXHIBIT E. Balance sheet as of June 30, 2004.

            EXHIBIT F. Statement of contingent liabilities as of June 30, 2004.

            EXHIBIT G. Income statement for the 3-month period ended June 30, 2004.

            EXHIBIT H. Analysis of retained earnings for the 3-month period ended June 30, 2004.

            EXHIBIT I. A statement showing the present market value or other basis of determining the value of the securities to be guaranteed. PGE will guarantee all of PPC's obligations under PPC's enabling agreements with third parties, such as the Edison Electric Institute Master Agreement or the Western Systems Power Pool Master Agreement. These obligations will include among others, the obligation to pay for purchased energy and services, to pay liquidated damages in the event of a PPC default, to pay fees and costs associated with the agreements. The value of these obligations will be as negotiated under the enabling agreements in accordance with industry standards.

III. THE INFORMATION REQUIRED BY OAR 860-027-0030(1)(a) TO (g) IN CONNECTION WITH OAR 860-027-0035(1)(A) AND APPLICATIONS UNDER ORS 757.495 IS SET OUT
      BELOW:

      (a) The applicant's exact name and the address of its principal business office. Portland General Electric Company, 121 SW Salmon Street, Portland, Oregon 97204.

      (b) The state in which incorporated, the date of incorporation, and the other states in which authorized to transact utility business. PGE is a corporation organized and existing under

PAGE 8 -- APPLICATION

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and by the laws of the State of Oregon, and the date of its incorporation is
July 25, 1930. PGE is authorized to transact business in the states of Oregon, Washington, California, Arizona, Montana, and in the District of Columbia, but conducts utility business only in the State of Oregon. As of February 21, 1995, PGE is also registered as an extra provincial corporation in Alberta, Canada.

      (c) Name and address of person authorized, on behalf of applicant, to receive notices and communications in respect to application. Barbara W. Halle, Assistant General Counsel, and Patrick Hager, Manager, at Portland General Electric Company, 121 SW Salmon Street, Portland, Oregon 97204, and Kirk H. Gibson at Ater Wynne LLP, counsel for Oregon Electric, 222 SW Columbia, Suite 1800, Portland, Oregon 97201.

      (d) The names, titles and addresses of the principal officers of the applicant; All principals officers who maintain offices at 121 SW Salmon Street, Portland, Oregon 97204, as of August 2, 2004, are as follows:

Peggy Y. Fowler                   Chairman, Chief Executive Officer & President

James J. Piro                     Executive Vice President, Finance, Chief Financial Officer &
                                   Treasurer

Arleen Barnett                    Vice President

Carol A. Dillin                   Vice President

Stephen R. Hawke                  Vice President

Ronald W. Johnson                 Vice President

Pamela G. Lesh                    Vice President

James F. Lobdell                  Vice President

Joe A. McArthur                   Vice President

Douglas R. Nichols                Vice President, General Counsel, & Secretary

Stephen M. Quennoz                Vice President, Nuclear & Power Supply / Generation

Kirk M. Stevens                   Controller and Assistant Treasurer

PAGE 9 -- APPLICATION

William Valach                    Assistant Treasurer

J. Mack Shively                   Assistant Secretary

Steven F. McCarrel                Assistant Secretary

      (e) A description of the general character of the business done and to be done, and a designation of the territories served. PPC, a wholly-owned subsidiary of PGE, will engage in forward term trading on behalf of PGE, solely for PGE's regulated, retail electric service.

      (f) The capital stock as of the date of the Balance Sheet: June 30, 2004:

                                          Outstanding
                                        Shares      Amount
                                                    ($000s)
Cumulative Preferred Stock *:

7.75% Series No Par Value
 (30,000,000 shares authorized):      204,727      $20,473

$1 Par Value
Limited voting Jr.                          1            -
   Total Preferred Stock              204,728      $20,473
                                      ----------   -------
Common Stock **:
   $3.75 Par Value
   (100,000,000 shares authorized):   42,758,877   $160,346
                                      ----------   -------

   *As required by SFAS No. 150, PGE's outstanding preferred stock that is mandatorily redeemable on fixed dates was reclassified to liabilities on July 1, 2003, and the Company began recording the related dividends as interest expense.

   **All of the common stock is held by Enron Corp., parent corporation of the Applicant. Applicant has been informed by Enron management that shortly after the filing of Enron's bankruptcy petition, Enron entered into a debtor in possession credit agreement with Citicorp USA, Inc. and JP Morgan Chase Bank. The agreement was amended and restated in July 2002. Company management has been advised by Enron management and its legal advisors that, under the amended and restated agreement and related security agreement, all of which were approved by the Bankruptcy Court, Enron has pledged its stock in a number of subsidiaries, including the Applicant to secure the repayment of any amounts due under the debtor in possession financing. The pledge will be automatically released upon a sale of the Applicant otherwise permitted under the terms of the credit agreement. Enron also granted the lenders a security interest in the proceeds of any sale of the Applicant. The lenders may not exercise substantially all of their rights to foreclose against the pledged shares of the Applicant's common stock or to exercise control over the Applicant unless and until the lenders have obtained the necessary regulatory approvals for the transfer of the Applicant's common stock to the lenders.

None of the capital stock is held as reacquired securities, pledged, held by affiliated corporations, or held in any fund, except as noted above.

PAGE 10 -- APPLICATION

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      (g) The long-term debt as of the date of the balance Sheet: June 30, 2004:

           Description                      Authorized     Outstanding
                                             ($000s)         ($000s)
First Mortgage Bonds:
   MTN Series due August 15, 2005 9.07%          18,000          18,000
   MTN Series  due July 14, 2004 7.61%           11,000          11,000
   MTN Series  due July 20, 2004 7.61%           26,000          26,000
   MTN Series  due July 21, 2004 7.60%            8,000           8,000
   MTN Series  due June 15, 2007 7.15%           50,000          50,000
   MTN Series due August 11, 2021 9.31%          20,000          20,000
   8-1/8% Series due February 1, 2010           150,000         150,000
   5.6675% Series due October 25, 2012          100,000         100,000
   5.279% Series due April 1, 2013               50,000          50,000
   5.625% Series due April 1, 2013               50,000          50,000
   6.75% Series due April 1, 2023                50,000          50,000
   6.875% Series due April 1, 2033               50,000          50,000
                                           ------------    ------------
       Total First Mortgage Bonds               583,000         583,000
                                           ------------    ------------

Pollution Control Bonds:
 City of Forsythe, Montana

   5.45% Series due May 1, 2033                  21,000          21,000
   5.20% Series due May 1, 2033                  97,800          97,800

Port of Morrow
    5.20 % Series May 1, 2033                    23,600          23,600
Port of St. Helens, Oregon
   4.80% Series due April 1, 2010                20,200          20,200
   4.80% Series due June 1, 2010                 16,700          16,700
   5.25% Series due August 1, 2014                9,600           9,600
   7.125% Series due December 15, 2014            5,100           5,100

           Total Pollution Control Bonds        194,000         194,000
                                           ------------    ------------

Other Long-Term Debt:

    8.25% Quids Series A                         75,000               0
    6.91% Conservation Bonds                     75,000          24,079
    7-7/8% Notes due March 15, 2010             150,000         149,250
    Other Long-Term Obligation                                      110
    Unamortized Debt Discount and Other          (1,500)         (1,500)
                                           ------------    ------------
       Total Other Long-Term Debt               298,500         171,939
                                           ------------    ------------

    Less Maturities and Sinking Funds

       Included in Current Liabilities           54,847          54,847
                                           ------------    ------------
           Total Long-Term Debt               1,020,653         894,092
                                           ============    ============

      None of the long-term debt is pledged or held as reacquired securities, by affiliated corporations, or in any fund, except as noted above.

PAGE 11 -- APPLICATION

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IV. THE INFORMATION REQUIRED BY OAR 860-027-0040 IN CONNECTION WITH APPLICATIONS
FOR APPROVAL OF TRANSACTIONS BETWEEN AFFILIATED INTERESTS.

      (a) The applicant's exact name and the address of its principal business office. See section III(a) above.

      (b) The name and address of the person authorized, on the utility's behalf, to receive notices, inquiries, and communications regarding the information. See section III(c) above.

      (c) A statement describing the relationship between the utility and the contracting entity as defined by ORS 757.015, ORS 757.490, ORS 759.010, or ORS
759.385. PGE has an affiliated interest relationship with Portland General Term Power Procurement Company (PPC) within the definition of ORS 757.015(6).

      (d) The amount, kind, and ratio to total voting securities held, if applicable. PGE holds 100% of the common stock of PPC.

      (e) A list of all officers and directors of the affiliated interest who are also officers or directors of the applicant. Officers and directors have not yet been selected for PPC. PGE will submit a list after the Acquisition is completed and PPC is formally created.

      (f) The pecuniary interest, directly or indirectly, of any officer or director who is a party to the contract. No PGE officer or director has or will have a pecuniary interest in any contract or agreement between PGE and PPC.

      (g) A description of the goods or services to be provided, the cost incurred in providing each of the goods or services, the market value of the goods or services if different from the costs, and the method or methods proposed for pricing those goods or services. See Section I above.

      (h) An estimate of the amount the utility will pay annually for the goods or services and the accounts in which it will record the charges. Because PGE will purchase the prompt month portfolio from PPC at its net cost, it is difficult to estimate the annual amount. Both purchases and sales of term energy typically exceed $200 million for PGE. PGE will charge purchases of term contract energy to FERC account 555, Purchased Power and sales of term contract energy

PAGE 12 -- APPLICATION

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to FERC account 447, Sales for Resale. PGE will record the incremental costs of implementing and maintaining PPC in FERC account 417.1, Expenses of Nonutility Operations. An estimate of the incremental ongoing costs will be supplied later as a supplement to this application.

      (i) The reasons, in detail, relied upon by the utility for procuring the proposed goods or services from the affiliate and benefits, if any, utility customers and the general public will derive from the provision of goods or services. See Section I above. PGE's proposal to restructure its wholesale energy procurement operations so that Oregon Electric may qualify for exemption as an intrastate public utility holding company under Section 3(a)(1) of PUHCA is in the public interest. PGE customers will receive the benefit of avoiding duplicative and potentially conflicting regulation of PGE, which otherwise would result without the exemption. The Service Agreement between PGE and PPC under which affiliate transactions will occur is fair and reasonable and not contrary to the public interest. It ensures that knowledgeable and experienced people continue to purchase and sell power for the benefit of PGE's native load.

      (j) A description of the procurement process and the reasons, in pertinent detail appropriate to the complexity of the procurement, relied upon by the utility for procuring the proposed goods or services without a competitive procurement process, if such a process is not used. Competitive procurement is not feasible with regard to the proposed transactions. These transactions will be engaged in the same manner as PGE has been doing in the recent past. See also
Section I above for further explanation.

      (k) Transfer prices in contracts or agreements for the procurement of goods or services under competitive procurement shall be presumed to be the market value, subject to evaluation of the procurement process. All transfer prices between the affiliates, PGE and PPC, will be at cost. See Section I B above.

      (l) A copy of the proposed contract or agreement between the utility and the contracting entity. The Service Agreement is provided as Attachment 1.

PAGE 13 -- APPLICATION

      (m) Copies of all resolutions of directors authorizing the proposed transactions and, if stockholders' approval has been obtained, copies of the resolutions approved by the stockholders. Resolution by the board of directors will be provided later as a supplement to this application.

         Respectfully submitted this __________ day of September, 2004.

         _______________________________
         Barbara W. Halle
         Portland General Electric
         121 SW Salmon Street
         Portland, OR 97204
         Telephone:  503-464-8860

         _______________________________
         Kirk H. Gibson, Esq.
         ATER WYNNE LLP
         Of Attorneys for Oregon Electric Utility Company LLC
         Suite 1800
         222 SW Columbia
         Portland, OR    97201
         Telephone:  503-226-1191

PAGE 14 -- APPLICATION

                                                                    ATTACHMENT 1

                                SERVICE AGREEMENT

THIS AGREEMENT, dated __________, 2004, is between PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation ("PGE"), and its subsidiary PORTLAND GENERAL TERM POWER PROCUREMENT COMPANY, an Oregon corporation ("PPC").

                                    RECITALS

A. PGE is a regulated electric utility operating within the state of Oregon. Its headquarter office is located in Portland, Oregon.

B. PPC is a subsidiary of PGE engaged solely in the business of purchasing and selling electric energy at wholesale on a term basis to meet the needs of PGE's retail power supply portfolio ("Term Power Business"). PPC will not engage in any other business activities.

C. In the course of performing the Term Power Business, PPC will buy power from and, under the terms of the PPC Rate Schedule FERC No. 1, will sell power to third parties, and PGE and PPC will sell power to and buy power from each other and PGE will reimburse PPC for all direct expenses incurred by PPC under the Term Power Procurement Agreement, PPC Rate Schedule FERC No. 2 and PGE Rate Schedule FERC No. 14, as such rate schedules are in effect from time to time pursuant to approval by the Federal Energy Regulatory Commission (collectively, the "Tariffs").

D. PGE employs certain expert personnel capable of performing the power trading, risk management, analytical, professional and administrative services, and has certain office space, equipment and supplies, necessary for PPC to perform the

                                                                    ATTACHMENT 1

      Term Power Business. PGE also is capable of providing certain credit support PPC will require to purchase from and sell power to third parties. PGE and PPC agree that it is most economical for PGE to provide PPC with the personnel, office space and supplies, and credit support services necessary for the Term Power Business, rather than for PPC to obtain such personnel, office space, and credit support elsewhere.

THEREFORE, the parties agree as follows:

1.    PGE SERVICES

Upon the request of PPC, PGE will furnish to PPC the personnel, office space, supplies and other services as required for PPC performance of the Term Power Business, upon the terms and conditions set forth herein:

A.    Power Trading Contract negotiation, contract administration and management, compliance and risk management, power purchasing and selling, scheduling and tagging.

B.    Credit Support Credit support for PPC's payment and performance obligations under any agreement by PPC for the purchase or sale of wholesale electric power, provided through (a) a guarantee by PGE, (b) letters of credit posted on behalf of PPC, (c) cash, or (d) any combination of the above or any other form of support, as agreed between PGE and the third party from whom PPC is purchasing or to whom PPC is selling power.

C.    Regulatory Support Preparation and filing of regulatory reports and other actions necessary for interaction with such regulatory agencies that have jurisdiction over PPC and compliance with applicable regulations.

                                                                    ATTACHMENT 1

D.    Treasury and Accounting Cash management, accounting, budgeting, financial reporting, and maintenance of bank accounts.

E.    Legal Services Legal services in support of legal proceedings and other activity.

F.    Office Support Word processing, secretarial services, communications, mail services, printing, records management, facilities management, office space, conference room services, office supplies, furniture and equipment, and computer services.

G.    Purchasing Purchasing goods and materials through PGE's Purchasing
                    Department

2.    COSTS AND ACCOUNTING

The parties recognize that PGE is providing personnel and other services solely in support of PPC's performance of the Term Power Business, which is solely for the benefit of PGE's retail power supply portfolio. To minimize administrative expenses associated with the services, PGE and PPC agree as follows:

PGE and PPC shall each record on their books all out-of-pocket costs incurred in providing the services under this Agreement, including amounts paid to third parties. For services involving labor provided to PPC, PGE will charge costs based on the number of hours worked by PGE employees for PPC's Term Power Business multiplied by the cost rate per hour applicable to those employees. The hourly rate will be adjusted to include all appropriate payroll loadings (for benefits, taxes, etc.). In addition, the applicable Administration and General (A&G) loading rate will be applied to derive the fully loaded

                                                                    ATTACHMENT 1

cost of employee time associated with the services provided. Costs from third parties and other vouchered items will be recorded to PGE and PPC accounts on the basis of the full cost of the items supplied, without an A&G loading rate applied.

PGE and PPC will record all transactions made under this Agreement in accordance with the uniform system of accounts prescribed by the regulatory authorities having jurisdiction over them.

PGE shall invoice PPC monthly for the costs recorded pursuant to this Section 2 incurred to provide the services of Section 1.

3.    MISCELLANEOUS

A.    Regulatory Jurisdiction.

The parties recognize that PGE is a public utility company subject to regulation and control by various state and federal governmental regulatory agencies. The provisions of this Agreement shall be construed in aid of and not in derogation of the lawful control and regulatory power of any such agency.

B.    Term and Termination.

The term of this Agreement shall commence on the date hereof and shall continue unless either PGE or PPC gives at least (thirty) 30 days' notice to the other that it intends to terminate this Agreement at the end of the notice period. PGE shall notify the Public Utility Commission of Oregon ("Commission") at least fifteen (15) days prior to such termination. Immediately upon termination, PPC shall take the following actions: (i) to

                                                                    ATTACHMENT 1

the extent permitted by law or contract, assign all term power purchase and sale agreements to PGE; (ii) limit services provided hereunder to those necessary to wind up the Term Power Business; and (iii) dissolve upon completion of the Term Power Business.

C.    Limitation of Authority.

The parties agree that no party shall assume nor create any obligation on behalf of the other party other than such as are specifically provided for herein. PPC acknowledges that the Commission may reserve the right to review and require changes in or the termination of this Agreement. PPC agrees to cooperate with PGE in amending or terminating this Agreement as may be required by the Commission.

D.    Inspection and Reporting.

All relevant books, records, and other data in possession of either of the parties relating to the performance of this Agreement shall at all times, during normal business hours, be made available in Portland, Oregon to any regulatory agency having jurisdiction when engaged in the performance of its lawful functions.

E.    Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon.

F.    Assignment.

Neither party may assign rights or obligations under this Agreement without the consent of the other party.

G.    Integrated Agreement.

                                                                    ATTACHMENT 1

This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements between the parties relating to the subject matter hereof.

H.    Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed, postage prepaid, or by telegram or telecopy, as follows:

            (a)   if to PGE, to:

                  Portland General Electric Company
                  Address:  121 SW Salmon Street
                            Portland, Oregon  97204
                  Attention: (to be supplied)
                  Phone:
                  Fax:

            (b)   if to PPC, to:

                  Portland General Term Power Procurement Company
                  Address:  121 SW Salmon Street
                            Portland, Oregon  97204
                  Attention:  (to be supplied)
                  Phone:
                  Fax:

Either party may change the addressee for receipt of notice by giving written notice to the other party as provided herein.

I.    Modification.

No modification of this Agreement is valid unless reduced to writing and signed by both parties.

                                                                    ATTACHMENT 1

Dated as of _____________________________.

_______________________________            ________________________________
by                                         by

PORTLAND GENERAL ELECTRIC                  PORTLAND GENERAL TERM
COMPANY                                    POWER PROCUREMENT
                                           COMPANY

                                                                    ATTACHMENT 2

The following pages contain hypothetical examples of transactions between PGE and PPC. Below we briefly describe what is shown on the tables on the following two pages.

1. On a forward basis generally 1 to 36 months in advance of the delivery month, PGE will inform PPC as to its power position. PPC will at that point then be responsible for balancing PGE's forward position to account for changes in market fundamentals whether they be price or generation output related.

      The example on the following page provides a listing of 18 hypothetical purchase and sale transactions that were entered into between January 1, 2004, and December 1, 2004, by PPC on behalf of PGE. These transactions represent various points of delivery for the month of January 2005 and were executed with third parties based on market prices at the time of execution.

2. Three days prior to the delivery month (January 2005) or in this example on December 29, 2004, PPC will transfer to PGE the net of all transactions that it entered into prior to that date relating to the delivery month being transferred. These transactions will be grouped and priced at the average cost of all transactions by delivery location. In the example, PPC entered into nine transactions on behalf of PGE at the Mid C delivery point. These transactions resulted in a total purchase of 300,000 MWh's at an average cost of $39.98 MWh and a sale to a third party of 10,000 MWh's at $40.00/MWh. The transfer amount and price in this case will be a net long position of 290,000 MWh's priced at the weighted average cost of $39.98/MWh. (It should however be noted that this price does not include any cost of overheads.)

3. Another series of transactions within the example illustrates a transfer not of power from PPC to PGE as in the case of the Mid C delivery point above but a transfer from PGE to PPC. This can occur in situations were PGE has a long position in the term markets that it wishes to liquidate because current market conditions might indicate that purchasing power closer to PGE's load center can provide higher reliability and lower economic costs such as line losses and wheeling charges. In this example PPC purchased in two transactions a total of 30,000 MWh's at an average cost of $37.00 from third parties and sold to a third party 40,000 MWh's at $41.50 at the Colstrip bus bar. The transfer amount and price from PGE to PPC in this case will be a net short position of 10,000 MWh's priced at the weighted average cost of $55.00/MWh.

To ensure that the benefits and risks of having PPC manage PGE's forward power position are transferred to PGE, the operations of PPC are designed such that 100 percent of the financial gain or loss on all power transactions entered into by PPC will flow back to PGE. This is accomplished by transferring the power to PGE at the weighted average cost by delivery point to PGE. This policy and pricing mechanism therefore eliminates any incentive for PPC to over or under charge on transactions between its self and PGE.

                                                                    ATTACHMENT 2

HYPOTHETICAL EXAMPLE OF TRANSACTION BETWEEN PPC
AND PGE
EXAMPLE DELIVERY MONTH = JANUARY 2005

HYPOTHETICAL TERM TRANSACTIONS ENTERED INTO BY PPC
WITH THIRD PARTIES

Description: Over a one-year period (2004), PPC has been receiving communications from PGE and pursuant thereto has entered into various term transactions with third parties. These transactions are for varying time periods, at varying prices and points of delivery. It is now the end of December, 2004, and PGE preschedulers, on behalf of PPC, will begin the scheduling process for all PPC January 2005 transactions. PGE Risk Management will generate a report of all PGTPPC term transactions that deliver in the month of January 2005, as per the hypothetical transaction list below. This list will be used by PGE Risk Management to determine the transaction(s) that must take place between PGE and PPC in order to close out the positions at PPC and transfer the net portfolio cost to PGE.

Counterparty      Deal #      Trans Date  Start Date    End Date    Delivery Month    Type    Qty   Unit
      A             1          01/03/04    01/01/05     01/31/05        Jan-05         Buy    100    MW
      B             2          01/05/04    01/01/05     01/31/05        Jan-05         Buy    100    MW
      G             3          01/06/04    01/01/05     12/31/05        Jan-05         Buy     50    MW
      F             4          01/31/04    01/01/05     01/31/05        Jan-05         Buy     50    MW
      C             5          02/07/04    01/01/05     03/31/05        Jan-05         Buy     50    MW
      C             6          02/07/04    01/01/05     03/31/05        Jan-05        Sell    (50)   MW
      A             7          03/05/04    01/01/05     01/31/05        Jan-05         Buy     50    MW
      D             8          07/01/04    01/01/05     12/31/05        Jan-05         Buy     25    MW
      H             9          07/07/04    01/01/05     01/31/05        Jan-05         Buy     25    MW
      G             10         07/07/04    01/01/05     01/31/05        Jan-05        Sell    (25)   MW
      F             11         09/30/04    01/01/05     01/31/05        Jan-05         Buy     25    MW
      A             12         10/05/04    01/01/05     01/31/05        Jan-05         Buy    100    MW
      A             13         10/05/04    01/01/05     01/31/05        Jan-05        Sell   (100)   MW
      B             14         10/12/04    01/01/05     01/31/05        Jan-05         Buy    150    MW
      E             15         11/01/04    01/01/05     01/31/05        Jan-05         Buy    100    MW
      F             16         11/03/04    01/01/05     01/31/05        Jan-05        Sell    (25)   MW
      G             17         11/20/04    01/01/05     01/31/05        Jan-05         Buy    125    MW
      I             18         12/01/04    01/01/05     12/31/05        Jan-05         Buy     75    MW

Counterparty      Deal #      On/Off     Location       Mwh         Price             Ext$
      A             1         On Peak     Mid C        40,000    $   40.00      $    1,600,000
      B             2         On Peak     Mid C        40,000    $   41.25      $    1,650,000
      G             3         On Peak     Mid C        20,000    $   42.00      $      840,000
      F             4         On Peak    PGE SYS       20,000    $   39.50      $      790,000
      C             5         On Peak     Mid C        20,000    $   38.25      $      765,000
      C             6         On Peak      COB        (20,000)   $   41.00      $     (820,000)
      A             7         On Peak    Colstrip      20,000    $   37.50      $      750,000
      D             8         On Peak    Colstrip      10,000    $   36.00      $      360,000
      H             9         On Peak       PV         10,000    $   45.00      $      450,000
      G             10        On Peak       PV        (10,000)   $   46.00      $     (460,000)
      F             11        On Peak      COB         10,000    $   40.25      $      402,500
      A             12        On Peak     Mid C        40,000    $   41.00      $    1,640,000
      A             13        On Peak    Colstrip     (40,000)   $   41.50      $   (1,660,000)
      B             14        On Peak     Mid C        60,000    $   39.75      $    2,385,000
      E             15        On Peak    PGE SYS       40,000    $   38.50      $    1,540,000
      F             16        On Peak     Mid C       (10,000)   $   40.00      $     (400,000)
      G             17        On Peak     Mid C        50,000    $   39.80      $    1,990,000
      I             18        On Peak     Mid C        30,000    $   37.50      $    1,125,000
                                                      -------                   --------------
PPC Net Long Position Prior to PGE Transactions       330,000                   $   12,947,500
                                                      =======                   ==============

                                                                    ATTACHMENT 3

           Example of Monthly Transaction Report to be Filed with FERC

SUMMARY OF PPC TRANSACTIONS WITH THIRD PARTIES AND
PGE, BY POINT OF DELIVERY

Because PPC is a marketer with no loads, generation, or transmission assets, it must have a net zero, or flat, position at each point of delivery prior to the delivery date. In order to get flat and/or to transfer the portfolio cost to PGE, PPC will enter into a transaction with PGE at each point of delivery. These transactions will be equal to the net volumetric and/or dollar positions held by PPC by point of delivery. The summaries below show PPC's transactions with third parties (per the list above) and the resulting PGE transactions necessary to close out the January 2005 PPC position and transfer the cost to PGE.

MID C (INTERSTATE)                                         MWH          EXT$          $ / MWH
                                                         -------    ------------    ------------
PPC Purchases - Third Party                              300,000    $ 11,995,000    $      39.98
PPC Sales - Third Party                                  (10,000)   $   (400,000)   $      40.00
                                                         -------    ------------    ------------
   PPC Net Long Position Prior to PGE Transaction        290,000    $ 11,595,000    $      39.98
PPC Sale to PGE                                         (290,000)   $(11,595,000)   $     (39.98)
                                                         -------    ------------    ------------
  PPC Net Position After PGE Transaction                       -    $          -    $          -
                                                         =======    ============    ============

PGE SYSTEM (INTRASTATE)                                    MWH          EXT$          $ / MWH
PPC Purchases - Third Party                               60,000    $  2,330,000    $      38.83
PPC Sales - Third Party                                        -    $          -    $          -
                                                         -------    ------------    ------------
  PPC Net Long Position Prior to PGE Transaction          60,000    $  2,330,000    $      38.83
PPC Sale to PGE                                          (60,000)   $ (2,330,000)   $     (38.83)
                                                         -------    ------------    ------------
  PPC Net Position After PGE Transaction                       -    $          -    $          -
                                                         =======    ============    ============

COLSTRIP (INTERSTATE)                                      MWH          EXT$          $ / MWH
PPC Purchases - Third Party                               30,000    $  1,110,000    $      37.00
PPC Sales - Third Party                                  (40,000)   $ (1,660,000)   $      41.50
                                                         -------    ------------    ------------
  PPC Net Short Position Prior to PGE Transaction        (10,000)   $   (550,000)   $      55.00
PPC Purchase from PGE                                     10,000    $    550,000    $     (55.00)
                                                         -------    ------------    ------------
  PPC Net Position After PGE Transaction                       -    $          -    $          -
                                                         =======    ============    ============

COB (INTRASTATE)                                           MWH          EXT$          $ / MWH
PPC Purchases - Third Party                               10,000    $    402,500    $      40.25
PPC Sales - Third Party                                  (20,000)   $   (820,000)   $      41.00
                                                         -------    ------------    ------------
  PPC Net Short Position Prior to PGE Transaction        (10,000)   $   (417,500)   $      41.75
PPC Purchase from PGE                                     10,000    $    417,500    $     (41.75)
                                                         -------    ------------    ------------
  PPC Net Position After PGE Transaction                       -    $          -    $          -
                                                         =======    ============    ============

PV (INTERSTATE)                                            MWH          EXT$          $ / MWH
PPC Purchases - Third Party                               10,000    $    450,000    $      45.00
PPC Sales - Third Party                                  (10,000)   $   (460,000)   $      46.00
                                                         -------    ------------    ------------
  PPC Net Position Prior to PGE Transaction                    -    $    (10,000)   $          -
PPC Zero Qty Transaction with PGE                              -    $     10,000    $          -
                                                         -------    ------------    ------------
  PPC Net Position After PGE Transaction                       -    $          -    $          -
                                                         =======    ============    ============

TOTAL - ALL TRANSACTIONS

The table below summarizes all PPC third party and PGE transactions. PPC's net volumetric and dollar positions for January 2005 have now been zeroed out and effectively transferred to PGE.

                                                           MWH          EXT$          $ / MWH
PPC Purchases - Third Party                              410,000      16,287,500    $      39.73
PPC Sales - Third Party                                  (80,000)     (3,340,000)   $      41.75
                                                        --------    ------------    ------------
  PPC Net Long Position Prior to PGE Transactions        330,000    $ 12,947,500    $      39.23
PPC Net Purchase from PGE                               (330,000)   $(12,947,500)   $      39.23
                                                        --------    ------------    ------------
  PPC Net Position After PGE Transactions                      -    $          -    $          -
                                                        ========    ============    ============

                                                                    ATTACHMENT 4

Portland General Term Power Procuremnt Company
Rate Schedule FERC No. 2

                PORTLAND GENERAL TERM POWER PROCUREMENT COMPANY

                            RATE SCHEDULE FERC NO. 2

                        TERM POWER PROCUREMENT AGREEMENT

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.1
Rate Schedule FERC No. 2

                 PORTLAND GENERAL TERM POWER PROCUREMENT COMPANY

                            RATE SCHEDULE FERC NO. 2

                        TERM POWER PROCUREMENT AGREEMENT

This Term Power Procurement Agreement ("Agreement"), dated [ ], 2004, is between Portland General Term Power Procurement Company ("PPC") and Portland General Electric Company ("PGE").

1.0   AVAILABILITY

      1.1 This Agreement applies to term wholesale sales of electric energy between PPC and PGE, under rates calculated as provided below.

2.0   APPLICABILITY

      2.1 This Agreement is applicable to term sales of electric energy at wholesale as determined in this Section 2.

      2.2 PGE Marketing function employees shall analyze and monitor the market to determine the least-cost way to meet PGE's retail customer requirements in future months.

            2.2.1 PGE marketing function employees shall determine the price level and amount of energy that PPC shall buy or sell for one or more future months to serve PGE's retail load.

            2.2.2 PGE marketing function employees may change their determination regarding PGE's need for energy as frequently as changing conditions require.

      2.3 Based on PGE's determination of its needs, PPC will enter into wholesale sales or purchase arrangements with third parties at various prices, time periods, and delivery points (both inside and outside the state of Oregon) as necessary to provide the requested energy at the least cost.

      2.4 At least three business days before the end of each calendar month, PPC will sell energy to PGE, and/or PGE will sell energy to PPC for delivery in the following calendar month (the "Prompt Month"), in amounts determined as follows:

            2.4.1 Delivery obligations shall be determined at each delivery point at which PPC has entered into a purchase or sale arrangement with a third party for the Prompt Month. Each such delivery point is referred to as a "Prompt Month Delivery Point."

            2.4.2 PPC shall determine its net delivery/purchase obligations with third parties at each Prompt Month Delivery Point, and shall determine whether it has a net long position (i.e. it is purchasing more energy at the Prompt Month Delivery Point than it is selling) or a net short position (i.e. it is selling more energy at the Prompt Month Delivery Point than it is purchasing) at each Prompt Month Delivery Point for the Prompt Month.

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.2
Rate Schedule FERC No. 2

            2.4.3 At each Prompt Month Delivery Point at which PPC has a net long position, PGE will purchase from PPC an amount of energy for the Prompt Month in an amount equal to PPC's net long position.

            2.4.4 At each Prompt Month Delivery Point at which PPC has a net short position, PGE will sell to PPC an amount of energy for the Prompt Month in an amount equal to PPC's net short position.

      2.5 PGE has no obligation to instruct PPC to purchase any amount of term energy on its behalf. Nothing in this Agreement shall prevent PGE from entering into term energy arrangements with any other buyer or seller of energy in order to meet its retail load obligations. To the extent that PPC does deliver energy to PGE under this Agreement, PGE shall be obligated to take and pay for such energy as provided herein.

3.0   RATES

      3.1 In accordance with Section 6 of this Agreement, for each month's deliveries of energy PGE shall pay PPC, or PPC shall pay PGE, an amount calculated pursuant to Sections 3.2 and 3.3:

      3.2 PPC shall calculate its net payment/receipt obligation under all contracts with third parties for deliveries in the previous month (the "Billing Month") by determining its total payment obligation for energy to be purchased by PPC in the Billing Month under all contracts with third parties, and subtracting from that its total receipts for all energy to be sold by PPC in the Billing Month under all contracts with third parties.

            3.2.1 To the extent that PPC has a net payment obligation to third parties for the Billing Month (i.e. PPC's total payments owed for energy to be purchased in the Billing Month exceed PPC's total receipts for energy to be sold in the Billing Month), then PGE shall pay PPC an amount equal to PPC's net payment obligation for the Billing Month.

            3.2.2 To the extent that PPC has a net receipt obligation from third parties for the Billing Month (i.e. PPC's total payments owed for energy to be purchased in the Billing Month are less than PPC's total receipts for energy to be sold in the Billing Month), then PPC shall pay PGE an amount equal to PPC's net receipt obligation for the Billing Month.

            3.2.3 A sample calculation illustrating how the payment obligation for energy payments in a Billing Month are determined is attached in Appendix A to this Agreement.

      3.3 To the extent that PPC incurs transmission payment obligations during a Billing Month under Section 4.1 of this Agreement to deliver or take energy at a Prompt Month Delivery Point, PGE shall pay PPC an amount equal to the cost of PPC's payments.

      3.4 PGE shall reimburse PPC for all direct expenses incurred by PPC in providing service under this Agreement, including but not limited to brokers' fees and charges paid by PPC for labor and other services necessary to perform its obligations hereunder.

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.3
Rate Schedule FERC No. 2

4.0   OBLIGATION TO PROCURE TRANSMISSION SERVICE

      4.1 Each party shall be obligated to obtain any transmission service necessary in order to satisfy its obligations under this Agreement to deliver or take energy at a Prompt Month Deliver Point. PPC shall be entitled to charge PGE under Section 3.3 of this Agreement for any transmission costs that it incurs pursuant to this Section 4.1.

      4.2 PGE shall not assign any of its transmission rights or contractual rights to transmission capacity to PPC. PGE's Standards of Conduct shall apply to all communications and other relationships between PPC and PGE's transmission function, as well as to all communications and other relationships between PGE's merchant function and PGE's transmission function.

5.0   PPC THIRD PARTY TRANSACTIONS FOR ITS OWN ACCOUNT

      5.1 PPC's transactions with third parties for the purchase and sale of energy and capacity in order to satisfy its obligations under this Agreement are for its own account. Nothing in this Agreement shall obligate PGE to make any payments or to deliver or receive any energy or capacity from any third party that contracts with PPC.

      5.2 Notwithstanding Section 5.1 of this Agreement, nothing shall prevent PGE from entering into a separate agreement with PPC to provide credit support and/or performance guarantees for purchases and sales made by PPC to satisfy its obligations under this Agreement.

6.0   BILLING AND PAYMENT

      6.1 The calendar month shall be the standard period for all payments under this Agreement. PPC will render to PGE an invoice setting out the payment obligations, if any, incurred by either PGE or PPC hereunder during the Billing Month in accordance with the times specified in Section 6.2 of this Agreement. Such invoice shall show separately (a) PPC's net receipt/payment responsibility under Sections 3.2.1 or 3.2.2 of this Agreement; and (b) any transmission payments that PPC may charge to PGE under Section 3.3 of this Agreement. PPC shall invoice PGE for direct costs associated with its purchases and sales of energy that are recoverable pursuant to Section 3.4 of this Agreement once each calendar month following receipt of the invoice for such costs.

            6.1.1 For ease of administration, PPC may render a separate invoice relating to PPC's net receipt/payment responsibility for deliveries of energy. This separate invoice shall in all other respects comply with the requirements of this Article 6.0.

      6.2 It is the intent of this Agreement that PGE make all payments required by this Agreement prior to the time that PPC must make payment to third parties for purchases of energy and capacity made to satisfy PPC's obligations under this Agreement, and that PPC not be obligated to make any payments under this Agreement to PGE until after such time that PPC receives payment from third parties for the sale of energy and capacity in order to satisfy PPC's obligations to purchase energy under this Agreement. The process for achieving such timely payment shall be as follows:

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.4
Rate Schedule FERC No. 2

            6.2.1 PPC shall render all invoices under this Agreement no later than the tenth (10th) day after each Billing Month or, if such day is not a business day, then on the next business day. Such invoices shall show whether PGE has a net payment obligation to PPC or whether PPC has a net payment obligation to PGE in the Billing Month, taking into account all payments required under Sections 3.2.1, 3.2.2 and 3.3 of this Agreement.

            6.2.2 If PPC's invoice shows that PGE has a net payment obligation to PPC under Sections 3.2.1 and 3.3 of this Agreement, such payment shall be due and payable in accordance with PPC's invoice instructions on or before the [fifteenth (15th) day of each month], or, if such day is not a business day, then on the next business day.

            6.2.3 Notwithstanding Section 6.2.2., PPC may request payment be made by PGE at an earlier date if necessary in order to receive payment in time to satisfy its payment obligations to third parties for energy and capacity or transmission service. PGE shall make payment on such earlier date.

            6.2.4 If PPC's invoice shows that PPC has a net payment obligation to PGE under sections 3.2.2 and 3.3 of this Agreement, then payment, representing all sums received by PPC from third parties in excess of amounts owed by PPC to third parties, shall be made by PPC to PGE no later than the last business day of the month for which payments are received under PPC's contracts with such third parties.

      6.3 Each party will make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated in writing by the other party.

      6.4 The parties shall keep and maintain all records and calculations supporting each billing invoice submitted (including all supporting data which was provided by PPC) for twelve (12) months following the date the billing invoice statement was submitted.

7.0 FERC STANDARD OF REVIEW

      7.1 Absent the agreement of the parties to the proposed change, the standard of review for changes to any section of this Agreement specifying terms and conditions agreed to by the parties herein, whether proposed by a party, a non-party or FERC acting sua sponte, shall be the "public interest" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp. and Federal Power Commission v. Sierra Pacific Power Co. ( the "Mobile-Sierra" doctrine).

      7.2 The parties agree that, if and to the extent that FERC adopts a final Mobile-Sierra policy statement in Docket No. PL02-7-000 ("Final Policy Statement"), which requires that, in order to exclude application of the just and reasonable standard under the Mobile-Sierra doctrine, the parties must agree to language which varies from that set forth in Section 7.1 then, without further action of either party, such Section(s) shall be deemed amended to incorporate the

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.5
Rate Schedule FERC No. 2

specific language in the Final Policy Statement that requires the public interest standard of review.

8.0   MISCELLANEOUS

      8.1 The term of this Agreement shall commence on the date that it is allowed to go into effect by FERC (the "Effective Date") and shall remain in effect until terminated by either party upon (thirty) 30 days' prior written notice; provided, however, that this Agreement shall remain in effect with respect to deliveries of energy made or transactions entered into prior to the effective date of such termination until both parties have fulfilled all of their obligations with respect to such deliveries or transactions.

      8.2 Title to and risk of loss related to deliveries of energy shall transfer from the selling party to the purchasing party at the Prompt Month Delivery Point. The selling party will deliver energy free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Prompt Month Delivery Point.

      8.3 Neither party shall assign this Agreement or its rights hereunder without the prior written consent of the other party, which consent may be withheld in the exercise of its sole discretion. This Agreement shall be binding on each party's successors and permitted assigns.

      8.4 THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

      8.5 All notices, requests, statements or payments shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, United States mail, overnight courier service or facsimile to the following addresses:

            (a)  if to PPC, to:

                 Portland General Term Power Procurement Company
                 Address:
                 Attention:
                 Phone:
                 Fax:

            (b)  if to PGE, to:

                 Portland General Electric Company
                 Address:
                 Attention:
                 Phone:
                 Fax:

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.6
Rate Schedule FERC No. 2

Notice by facsimile or hand delivery shall be effective at the close of business on the day actually received, if received during business hours on a business day, and otherwise shall be effective at the close of business on the next business day. Notice by overnight United States mail or courier shall be effective on the next business day after it was sent. A party may change its addresses by providing notice of same in accordance herewith.

      8.6 Except to the extent herein provided for in Section 7, no amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both parties.

      8.7 This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement).

      8.8 Waiver by a party of any default by the other party shall not be construed as a waiver of any other default.

      8.9 Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change (individually or collectively, such events referred to as "Regulatory Event") will not otherwise affect the remaining lawful obligations that arise under this Agreement; and provided, further, that if a Regulatory Event occurs, the parties shall use their best efforts to reform this Agreement in order to give effect to the original intention of the parties.

      8.10 The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only.

      8.11 Each party has the right, at its sole expense and during normal working hours, to examine the records of the other party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a party shall provide to the other party statements evidencing the quantity of energy delivered at the Prompt Month Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the rendition thereof, and thereafter any objection shall be deemed waived.

      8.12 All audit rights shall survive the termination of this Agreement for twelve (12) months.

      8.13 The parties acknowledge and agree that this Agreement constitutes a "forward contract" within the meaning of the United States Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have caused this Agreement to be executed on the date first written above.

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.7
Rate Schedule FERC No. 2

PORTLAND GENERAL ELECTRIC                PORTLAND GENERAL TERM POWER
COMPANY                                  PROCUREMENT COMPANY

________________________________         __________________________________
By:                                      By:

Title:                                   Title:

Issued by []                                                        Effective:[]
Issued on [],2004

Portland General Term Power Procuremnt Company               Orignal Sheet No.8
Rate Schedule FERC No. 2

                                   APPENDIX A
                             SAMPLE RATE CALCULATION

[TO BE TAKEN FROM APPLICATION]

Issued by []                                                        Effective:[]
Issued on [],2004

                                    EXHIBIT E
               PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2004

                                                                                    As of                          Adjusted
                                                                                June 30, 2004    Adjustments         Total
                                                                                -------------    -----------       ---------
                                                                                           (Millions of Dollars)
Assets
Electric Utility Plant - Original Cost
    Utility plant (includes Construction Work in Progress of $81)               $      3,916               -           3,916
    Accumulated depreciation and amortization                                         (1,686)              -          (1,686)
                                                                                ------------     -----------       ---------
                                                                                       2,230               -           2,230
                                                                                ------------     -----------       ---------
Other Property and Investments
    Receivable from Parent (less allowance for Uncollectible of $84 & $81)                 -               -               -
    Nuclear decommissioning trust, at market value                                        28               -              28
    Non-qualified benefit plan trust                                                      64               -              64
    Miscellaneous                                                                         30               -              30
                                                                                ------------     -----------       ---------
                                                                                         122               -             122
                                                                                ------------     -----------       ---------
Current Assets
    Cash and cash equivalents                                                            206               -             206
    Accounts and notes receivable                                                        193               -             193
    Unbilled and accrued revenues                                                         52               -              52
    Assets from price risk management activities                                         116               -             116
    Inventories, at average cost                                                          46               -              46
    Prepayments and other                                                                 96               -              96
                                                                                ------------     -----------       ---------
                                                                                         709               -             709
                                                                                ------------     -----------       ---------
Deferred Charges
  Unamortized regulatory assets                                                          339               -             339
  Miscellaneous                                                                           34               -              34
                                                                                ------------     -----------       ---------
                                                                                         373               -             373
                                                                                ------------     -----------       ---------
                                                                                $      3,434               -           3,434
                                                                                ============     ===========       =========
Capitalization and Liabilities
Capitalization
    Common stock equity
      Common stock, $3.75 par value per share, 100,000,000 shares authorized,
         42,758,877 shares outstanding                                          $        160               -             160
      Other paid-in capital - net                                                        481               -             481
    Retained earnings                                                                    599               -             599
    Accumulated other comprehensive income (loss):
         Unrealized gain (loss) on derivatives classified as cash flow hedges              6               -               6
         Minimum pension liability adjustment                                             (4)              -              (4)
    Limited voting junior preferred stock                                                  -               -               -
    Long-term obligations                                                                914               -             914
                                                                                ------------     -----------       ---------
                                                                                       2,156               -           2,156
                                                                                ------------     -----------       ---------
Current Liabilities
    Long-term debt due within one year                                                    56               -              56
    Accounts payable and other accruals                                                  178               -             178
    Liabilities from price risk management activities                                     61               -              61
    Customer deposits                                                                     22               -              22
    Accrued interest                                                                      20               -              20
    Accrued taxes                                                                         39               -              39
    Deferred income taxes                                                                 19               -              19
                                                                                ------------     -----------       ---------
                                                                                         395               -             395
                                                                                ------------     -----------       ---------
Other
    Deferred income taxes                                                                328               -             328
    Deferred investment tax credits                                                       15               -              15
    Trojan decommissioning and transition costs                                          101               -             101
     Accumulated asset retirement obligation                                              17               -              17
    Unamortized regulatory liabilities;                                                                                    -
        Accumulated asset retirement removal costs                                       259               -             259
       Other                                                                              55               -              55
    Non-qualified benefit plan liabilities                                                69               -              69
    Miscellaneous                                                                         39               -              39
                                                                                ------------     -----------       ---------
                                                                                         883               -             883
                                                                                ------------     -----------       ---------
                                                                                $      3,434               -           3,434
                                                                                ============     ===========       =========

                                    EXHIBIT F
                       STATEMENT OF CONTINGENT LIABILITIES

TROJAN INVESTMENT RECOVERY - In 1993, following the closure of Trojan, PGE sought full recovery of and a rate of return on its Trojan plant costs, including decommissioning, in a general rate case filing with the OPUC. The filing was a result of PGE's decision earlier in the year to cease commercial operation of Trojan as a part of its least cost planning process. In 1995, the OPUC issued a general rate order (1995 Order) which granted the Company recovery of, and a rate of return on, 87% of its remaining investment in Trojan plant costs, and full recovery of its estimated decommissioning costs through 2011.

Numerous challenges, appeals and requested reviews were subsequently filed in the Marion County, Oregon Circuit Court, the Oregon Court of Appeals, and the Oregon Supreme Court on the issue of the OPUC's authority under Oregon law to grant recovery of and a return on the Trojan investment. The primary plaintiffs in the litigation were the Citizens' Utility Board (CUB) and the Utility Reform Project (URP). The Court of Appeals issued an opinion in 1998, stating that the OPUC does not have the authority to allow PGE to recover a return on the Trojan investment, but upholding the OPUC's authorization of PGE's recovery of the Trojan investment and ordering remand of the case to the OPUC. PGE and the OPUC requested the Oregon Supreme Court to conduct a review of the Court of Appeals decision on the return on investment issue. In addition, URP requested the Oregon Supreme Court to review the Court of Appeals decision on the return of investment issue. PGE requested the Oregon Supreme Court to suspend its review of the 1998 Court of Appeals opinion pending resolution of URP's complaint with the OPUC challenging the accounting and ratemaking elements of the settlement agreements approved by the OPUC in September 2000 (discussed below). On November 19, 2002, the Oregon Supreme Court dismissed PGE's and URP's petitions for review of the 1998 Oregon Court of Appeals decision. As a result, the 1998 Oregon Court of Appeals opinion stands and the case has been remanded to the OPUC.

While the petitions for review of the 1998 Court of Appeals decision were pending at the Oregon Supreme Court, in 2000, PGE, CUB, and the staff of the OPUC entered into agreements to settle the litigation related to PGE's recovery of, and return on, its investment in the Trojan plant. URP did not participate in the settlement. The settlement, which was approved by the OPUC in September 2000, allowed PGE to remove from its balance sheet the remaining before-tax investment in Trojan of approximately $180 million at September 30, 2000, along with several largely offsetting regulatory liabilities. The largest of such amounts consisted of before-tax credits of approximately $79 million in customer benefits related to the previous settlement of power contracts with two other utilities and the approximately $80 million remaining credit due customers under terms of PGC's 1997 merger with Enron. The settlement also allows PGE recovery of approximately $47 million in income tax benefits related to the Trojan investment which had been flowed through to customers in prior years; such amount is being recovered from PGE customers, with no return on the unamortized balance, over an approximate five-year period, beginning in October 2000. After offsetting the investment in Trojan with these credits and prior tax benefits, the remaining Trojan regulatory asset balance of approximately $5 million (after tax) was expensed. As a result of the settlement, PGE's investment in Trojan is no longer included in rates charged to customers, either through a return of or a return on that investment.

Authorized collection of decommissioning costs of Trojan is unaffected by the settlement agreements or the OPUC orders.

The URP filed a complaint challenging the settlement agreements and the OPUC's September 2000 order. In March 2002, after a full contested case hearing, the OPUC issued an order (2002 Order) denying all of URP's challenges, and approving the accounting and ratemaking elements of the 2000 settlement. URP appealed the 2002 Order to the Marion County, Oregon Circuit Court. On November 7, 2003, the Marion County Circuit Court issued an opinion remanding the case to the OPUC for action to reduce rates or order refunds. The opinion does not specify the amount or timeframe of any reductions or refunds. PGE and the OPUC have filed appeals to the Oregon Court of Appeals.

In a separate legal proceeding, two class action suits were filed in Marion County Circuit Court against PGE on January 17, 2003 on behalf of two classes of electric service customers. One case seeks to represent current PGE customers that were customers during the period from April 1, 1995 to October 1, 2001 (Current Class) and the other case seeks to represent PGE customers that were customers during the period from April 1, 1995 to October 1, 2001, but who are no longer customers (Former Class). The suits seek damages of $190 million for the Current Class and $70 million for the Former Class, as a result of the inclusion of a return on investment of Trojan in the rates PGE charges its customers. On April 28, 2004, the plaintiffs filed a Motion for Partial Summary Judgment and on July 30, 2004, PGE also moved for Summary Judgment in its favor on all of Plaintiff's claims. A hearing on the motion is set for October 2004 and a hearing on class certification has been set for November 2004.

On March 3, 2004, the OPUC re-opened three dockets in which it had addressed the issue of a return on PGE's investment in Trojan, including the 1995 Order and 2002 Order related to the settlement of 2000, and issued a notice of a consolidated procedural conference before an administrative law judge to determine what proceedings are necessary to comply with the court orders remanding this matter to the OPUC.

Management cannot predict the ultimate outcome of the above matters. However, it believes these matters will not have a material adverse impact on the financial condition of the Company, but may have a material impact on the results of operations for a future reporting period.

UNION GRIEVANCES - In November 2001, grievances were filed by several members of the International Brotherhood of Electrical Workers (IBEW) Local 125, the bargaining unit representing PGE's union workers, alleging that losses in their pension/savings plan were caused by Enron's manipulation of its stock. The grievances, which do not specify an amount of claim, seek binding arbitration. PGE filed for relief in Multnomah County, Oregon Circuit Court seeking a ruling that the grievances are not subject to arbitration. On August 14, 2003, the Court granted PGE's motion for summary judgment, finding that the grievances are not subject to arbitration. A final judgment was entered on October 6, 2003. On October 22, 2003, the IBEW appealed the decision. Management cannot predict the ultimate outcome of these grievances.

OTHER LEGAL MATTERS - PGE is party to various other claims, legal actions, and complaints arising in the ordinary course of business. Management cannot predict the ultimate outcome of these matters; however, it believes these matters will not have a material adverse impact on its financial statements.

HARBORTON - A 1997 investigation by the Environmental Protection Agency (EPA) of a 5.5 mile segment of the Willamette River known as the Portland Harbor revealed significant contamination of sediments within the harbor. Based upon analytical results of the investigation, the EPA included the Portland Harbor on the federal National Priority List pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act (Superfund). In December 2000, PGE received a "Notice of Potential Liability" regarding its Harborton Substation facility and was included, along with sixty-eight other companies, on a list of Potentially Responsible Parties with respect to the Portland Harbor Superfund Site.

Also in 2000, PGE agreed with the Oregon Department of Environmental Quality
(DEQ) to perform a voluntary remedial investigation of its Harborton Substation site to confirm whether any hazardous substances had been released from the substation property into the Portland Harbor sediments. In February 2002, PGE submitted its final investigative report to the DEQ, indicating that the voluntary investigation demonstrated that there is no likely present or past source or pathway for release of hazardous substances to surface water or sediments in the Portland Harbor Superfund Site at or from the Harborton Substation site. Further, the voluntary investigation demonstrated that the site does not present a high priority threat to present and future public health, safety, welfare, or the environment. DEQ submitted the final investigative report to EPA and in a May 18, 2004 letter EPA stated "Based on the summary information provided by DEQ and the limited data EPA has at this stage in its process, EPA agrees at this time, that this site does not appear to be a current source of contamination to the river." Management believes that the Company's contribution to the sediment contamination, if any, from the Harborton Substation site would qualify it as a de minimis Potentially Responsible Party.

The EPA is coordinating activities of natural resource agencies and the DEQ and in early 2002 requested and received signed "administrative orders of consent" from several Potentially Responsible Parties, voluntarily committing themselves to further remedial investigations; PGE was not requested to sign, nor has it signed, such an order.

Sufficient information is currently not available to determine either the total cost of investigation and remediation of the Portland Harbor or the liability of Potentially Responsible Parties, including PGE. Management cannot predict the ultimate outcome of this matter or estimate any potential loss. However, it believes this matter will not have a material adverse impact on its financial statements.

OTHER - In October 2003, PGE agreed with the DEQ to provide cost recovery for oversight of a voluntary investigation and/or potential cleanup of petroleum products at another Company site that is upland from the Portland Harbor Superfund Site. Sufficient information is currently not available to determine the total costs related to this matter. However, PGE believes this matter will not have a material adverse impact on its financial statements.

ENRON BANKRUPTCY - Commencing on December 2, 2001, Enron, along with certain of its subsidiaries, filed to initiate bankruptcy proceedings under Chapter 11 of the federal Bankruptcy Code. PGE is not included in the bankruptcy, but the common stock of PGE held by Enron is part of the bankruptcy estate.

Enron and its debtor-in-possession subsidiaries (collectively the Debtors) filed their proposed joint Chapter 11 plan (the Chapter 11 Plan) and related disclosure statement (the Disclosure Statement) with the Bankruptcy Court. The Chapter 11 Plan and Disclosure Statement, as amended, provide information about the assets that are in the bankruptcy estate, including the common stock of PGE, and how those assets will be distributed to the creditors. The Chapter 11 Plan was confirmed by the Bankruptcy Court on July 15, 2004.

Although Enron is continuing the sale process for PGE, under the Chapter 11 Plan, if PGE is not sold, the shares of PGE's common stock will be distributed over time to the Debtors' creditors. It is anticipated that once a sufficient amount of the common stock is distributed to creditors, the shares would be publicly traded.

Management cannot predict with certainty what impact Enron's bankruptcy, including the Chapter 11 Plan, may have on PGE. However, it does believe that the assets and liabilities of PGE will not become part of the Enron estate in bankruptcy. Although Enron owns all of PGE's common stock, PGE as a separate corporation owns or leases the assets used in its business and PGE's management, separate from Enron, is responsible for PGE's day-to-day operations. Regulatory and contractual protections restrict Enron access to PGE assets. Under Oregon law and specific conditions imposed on Enron and PGE by the OPUC in connection with Enron's acquisition of PGE in the merger of Enron and PGC in 1997 (Merger Conditions), Enron's access to PGE cash or assets (through dividends or otherwise) is limited. Under the Merger Conditions, PGE cannot make any distribution to Enron that would cause PGE's common equity capital to fall below 48% of total PGE capitalization (excluding short-term borrowings) without OPUC approval. The Merger Conditions also include notification requirements regarding dividends and retained earnings transfers to Enron. PGE is required to maintain its own accounting system as well as separate debt and preferred stock ratings. PGE maintains its own cash management system and finances its operations separately from Enron, on both a short-term and long-term basis. On September 30, 2002, the Company issued to an independent shareholder a single share of a new $1.00 par value class of Limited Voting Junior Preferred Stock which limits, subject to certain exceptions, PGE's right to commence any voluntary bankruptcy, liquidation, receivership, or similar proceedings without the consent of the shareholder.

Notwithstanding the above, PGE may have potential exposure to certain liabilities and asset impairments as a result of Enron's bankruptcy. These are:

1. AMOUNTS DUE FROM ENRON AND ENRON-SUPPORTED AFFILIATES IN BANKRUPTCY - As described in Note 5, Related Party Transactions, PGE is owed approximately $73 million by Enron at June 30, 2004 (Merger Receivable). Such amount was to have been paid to the Company for customer price reductions granted to customers, as agreed to by Enron at the time it acquired PGE in 1997. Because of uncertainties associated with Enron's bankruptcy, PGE has established a reserve for the full amount of this receivable, which was recorded in December 2001. On October 15, 2002, PGE submitted proofs of claim to the Bankruptcy Court for amounts owed PGE by Enron and other bankrupt Enron subsidiaries, including approximately $73 million (including accrued interest) for the Merger Receivable balance as of December 2, 2001, the date of Enron's bankruptcy filing. In addition, at June 30, 2004, PGE has outstanding accounts receivable of $8 million from Enron and its subsidiary companies which are part of the bankruptcy proceedings, consisting of $5 million due from PGH, $2 million from EPMI, and $1 million from Enron. Based on management's assessment of the realizability of these balances, a reserve of $4 million has been established.

2. CONTROLLED GROUP LIABILITY - Enron's bankruptcy has raised questions regarding potential PGE liability for certain employee benefit plan and tax obligations of Enron.

   Pension Plans

   The pension plan for the employees of PGE (the PGE Plan) is separate from the Enron Corp. Cash Balance Plan (the Enron Plan). Although at December 31, 2003, the total fair value of PGE Plan assets was $15 million higher than the projected benefit obligation on a SFAS No. 87 (Employers' Accounting for Pensions) basis, the PGE Plan was over-funded on an accumulated benefit obligation basis by about $68 million as of December 31, 2003. Enron's management has informed PGE that, as of December 31, 2003, the assets of the Enron Plan were less than the present value of all accrued benefits by approximately $60 million on a SFAS No. 87 basis and approximately $162 million on a plan termination basis. The Pension Benefit Guaranty Corporation
   (PBGC) insures pension plans, including the PGE Plan and the Enron Plan and the pension plans of other Debtors. Enron's management has informed PGE that the PBGC has filed claims in the Enron bankruptcy cases with respect to the Enron Plan and the plans of the other Debtors (Pension Plans). The claims are duplicative in nature because certain liability under ERISA is joint and several. Five of the PBGC's claims represent unliquidated claims for PBGC insurance premiums (the Premium Claims), five are unliquidated claims for due but unpaid minimum funding contributions (the Contribution Claims) under the Internal Revenue Code of 1986, as amended, and ERISA, 26 U.S.C. Section 412, and 29 U.S.C. Section 1082, and the remaining five claims are for unfunded benefit liabilities (the UBL Claims). PBGC has amended the UBL Claims several times, up to an aggregate high of $424.1 million. PBGC has informed the Debtors that it has reduced its aggregate estimate of the UBL Claims for the Pension Plans to an aggregate of $321.8 million, including $240.2 million for the Enron Plan and $64.6 million related to the PGE Plan, although it has not amended the UBL Claims to reflect those amounts. The Debtors are current on their PBGC premiums and their minimum funding contributions to the Pension Plans. Therefore, the Debtors' value the

Premium Claims and the Contribution Claims at $0. Enron management has informed PGE that the PBGC has informally alleged in pleadings filed with the Bankruptcy Court that the UBL claim related to the Enron Plan could increase by as much as 100%. PBGC has not provided support (statutory or otherwise) for this assertion and Enron management disputes the validity of any such claim.

Subject to applicable law, separate pension plans established by companies in the same controlled group may be merged. If the Enron Plan and PGE Plan were merged, any excess assets in the PGE Plan would reduce the deficiency in the Enron Plan. However, if the plans are not merged, the deficiency in the Enron Plan could become the responsibility of the PBGC and the PGE Plan assets would be undiminished.

Because the Enron Plan is underfunded and Enron is in bankruptcy, in certain circumstances the Enron Plan may be terminated and taken control of by the PBGC upon approval of a Federal District Court. In addition, with consent of the PBGC, Enron could seek to terminate the Enron Plan while it is underfunded. Moreover, if it satisfies certain statutory requirements, Enron can commence a voluntary termination by fully funding the Enron Plan, in accordance with the Enron Plan terms, and terminating it in a "standard" termination in accordance with the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Upon termination of an underfunded pension plan, all of the members of the ERISA controlled group of the plan sponsor become jointly and severally liable for the plan's underfunding. The PBGC can demand payment from one or more of the members of the controlled group. If payment is not made, a lien in favor of the PBGC automatically arises against the members of the controlled group. The amount of the lien is equal to the lesser of the underfunding or 30% of the aggregate net worth of all of the controlled group members. In addition, if the sponsor of a pension plan does not timely satisfy its minimum funding obligation to the pension plan, once the aggregate missed amounts exceed $1 million, a lien in favor of the plan in the amount of the missed funding automatically arises against the assets of every member of the controlled group. In either case, the PBGC may file to perfect the lien and attempt to enforce it against the assets of plan sponsor and the members of its controlled group. PGE management believes that such a lien would be subordinate to prior perfected liens on the assets of the members of the controlled group. Substantially all of PGE's assets are subject to a prior perfected lien in favor of the holders of its First Mortgage Bonds. PGE management believes that any lien asserted by the PBGC would be subordinate to that lien. In addition, the PBGC retains an interest in any sales proceeds generated by the Enron auction process for PGE. Based on discussions with Enron's management, PGE's management understands that Enron has made all required contributions to date.

On January 30, 2004, the Bankruptcy Court entered the order authorizing Enron and certain of its affiliated Debtors to contribute $200 million to the Pension Plans and terminate them in a manner that should eliminate the PBGC's claims. However, there can be no assurance that Enron will have the ability to obtain funding for accrued benefits on acceptable terms, that certain funding contingencies will be met, or that the required government agencies that review pension plan terminations will approve the termination of the Pension Plans. If the proposal to fund and terminate the Enron Plan, as stated in the Disclosure Statement and as set forth in Enron's motion, is approved and consummated, it should eliminate any need for the PBGC to attempt to collect from PGE any liability related to the Enron Plan.

On June 2, 2004, the PBGC issued notices to Enron and Enron Facility Services, Inc. (EFS), an Enron affiliate, stating that the PBGC had determined that the Pension Plans should be terminated. On June 3, 2004, the PBGC filed a complaint (PBGC Complaint) in the District Court for the Southern District of Texas against Enron seeking an order (i) terminating the Pension Plans; (ii) appointing the PBGC the statutory trustee of the Pension Plans; (iii) requiring transfer to the PBGC of all records, assets or other property of the Pension Plans required to determine the benefits payable to the Pension Plans' participants; and (iv) establishing June 3, 2004 as the termination date of the Pension Plans.

The PGE Plan was not included in the above Complaint, nor was PGE issued a similar notice of determination regarding the PGE Plan. The PBGC has taken no action to terminate the PGE Plan.

On August 4, 2004, Enron, EFS and certain Debtors filed a complaint with the Bankruptcy Court (Enron Complaint) seeking (i) a declaration that the PBGC Complaint is void; and (ii) orders staying, restraining and enjoining the PBGC from continuing the prosecution of the PBGC Complaint and preliminarily and permanently enjoining the PBGC to cease prosecution of, and to dismiss with prejudice, the PBGC Complaint.

Enron management has informed PGE management that Enron will continue to work with the PBGC and other affected parties to resolve all disagreements and allow Enron to continue the process of seeking standard termination of the Pension Plans as previously authorized by the Bankruptcy Court on January 30, 2004. If the parties cannot reach agreement, and if the relief sought in the Enron Complaint is not obtained, Enron may be precluded from funding and terminating the Pension Plans as previously authorized by the Bankruptcy Court until, if at all, after resolution of the PBGC Complaint.

Until the District Court authorizes the PBGC to terminate the Pension Plans and the PBGC makes a demand on PGE to pay some or all of any unfunded benefit liabilities under the Pension Plans, PGE has no liability for the unfunded benefit liabilities and no termination liens arise against any PGE property.

PGE management cannot predict the outcome of the above matters or estimate any potential loss. In addition, if the PBGC did look solely to PGE to pay any amount with respect to the Enron Plan, PGE would exercise all legal rights, if any, available to it to defend against such a demand and to recover any contributions from the other solvent members of the controlled group. No reserves have been established by PGE for any amounts related to this issue.

RETIREE HEALTH BENEFITS

PGE management understands, based on discussions with Enron management, that Enron maintains a group health plan for certain of its retirees. If retirees of Enron lose coverage under Enron's group health plan for retirees due to Enron's bankruptcy proceedings, the retirees must be provided the opportunity to purchase continuing coverage (known as COBRA Coverage) from an Enron group health plan, if any, or the appropriate group health plan of another member of Enron's controlled group. The liability for benefits under the Enron group health plan for retirees (other than potential liability to provide COBRA Coverage) is not a joint and several obligation of other members of the Enron controlled group, including PGE, so PGE would not be required to assume from Enron, or otherwise pay, any liabilities from the Enron group health plan. Neither PGE nor any other member of Enron's controlled group would be required to create new plans to provide COBRA Coverage for Enron's retirees, and the retirees would not be entitled to choose the plan from which to obtain coverage. Retirees electing to purchase COBRA Coverage would be provided the same coverage that is provided to similarly situated retirees under the most appropriate plan in the Enron controlled group. Retirees electing to purchase COBRA Coverage would be required to pay for the COBRA Coverage, up to an amount not to exceed 102% of the cost of coverage for similarly situated beneficiaries. Retirees are not required to acquire COBRA Coverage. Retirees will be able to shop for coverage from third party sources and determine which is the least expensive coverage.

PGE management believes that in the event Enron terminates retiree coverage, any material liability to PGE associated with Enron retiree health benefits is unlikely for two reasons. First, based on discussions with Enron management, PGE management understands that most of the retirees that would be affected by termination of the Enron plan are from solvent members of the controlled group and few, if any, live in Oregon. PGE management believes that it is unlikely that any PGE plans would be found to be the most appropriate to provide COBRA Coverage. Second, even if a PGE plan were selected, PGE management believes that retirees in good health should be able to find less expensive coverage from other providers, which will reduce the number of retirees electing COBRA Coverage. PGE management believes that the additional cost to PGE to provide COBRA Coverage to a limited number of retirees that are unable to acquire other coverage because they are hard to insure or have preexisting conditions will not have a material adverse effect on the financial statements. No reserves have been established by PGE for any amounts related to this issue.

INCOME TAXES

Under regulations issued by the U.S. Treasury Department, each member of a consolidated group during any part of a consolidated federal income tax return year is severally liable for the tax liability of the consolidated group for that year. PGE became a member of Enron's consolidated group on July 2, 1997, the date of Enron's merger with PGC. Based on discussions with Enron's management, PGE management understands that Enron has treated PGE as having ceased to be a member of Enron's consolidated group on May 7, 2001 and becoming a member of Enron's consolidated group once again on December 24, 2002. On December 31, 2002, PGE and Enron entered into a tax allocation agreement pursuant to which PGE agreed to make payments to Enron that approximate the income taxes for which PGE would be liable if it were not a member of Enron's consolidated group. Enron obtained an agreement from the IRS on February 2, 2004 stipulating that PGE did become a member of the Enron consolidated group on December 24, 2002. Due to the uncertainty with the reconsolidation during

   2003, PGE held certain tax payments due Enron. PGE resumed tax payments due Enron in early 2004.

   Enron's management has provided the following information to PGE:

A. Enron's consolidated tax returns through 1995 have been audited and are closed. Management understands that the IRS has completed an audit of the consolidated tax returns for 1996-2001.

B. For years 1996 through 1999, Enron and its subsidiaries generated substantial net operating losses (NOLs). For 2000, Enron and its subsidiaries paid an alternative minimum tax. Enron's 2001 consolidated tax return showed a substantial net operating loss, which was carried back to the tax year 2000, for which Enron seeks a tax refund for taxes paid in 2000. The carryback of the 2001 loss to 2000 is expected to provide Enron and its subsidiaries with substantial NOLs which may be used to offset additional income tax liabilities that may result from negotiation of the IRS audit for the taxable periods PGE was a member of Enron's consolidated federal income tax returns.

C. Enron's 2002 tax return was filed on September 12, 2003. As noted in paragraph B. above, Enron expects to have substantial NOLs from operations in years preceding 2002. Enron had 2002 NOLs sufficient to eliminate Enron's regular and alternative minimum income tax liabilities for 2002 and expects to have sufficient NOLs to offset its regular income tax liability for all subsequent periods through the date of consummation of its plan of reorganization.

   On March 28, 2003, the IRS filed various proofs of claim for taxes in the Enron bankruptcy, including a claim for approximately $111 million with respect to income tax, interest, and penalties for taxable years in which PGE was included in Enron's consolidated tax return. The IRS seeks to apply $63 million in tax refunds admittedly due Enron against these claims. IRS claims for taxes and pre-petition interest have a priority over claims of general unsecured creditors, but claims for pre-petition penalties have no priority and claims for post-petition interest are not allowable in bankruptcy. The Company, along with other corporations in Enron's consolidated tax returns that are not in bankruptcy, are severally liable for pre-petition penalties and post-petition interest, as well as any portion of the claim allowed in the bankruptcy that the IRS does not collect from the debtors.

   Enron's management has informed PGE management that Enron is negotiating with the IRS in an attempt to resolve issues raised by the IRS claims. If the parties do not reach a settlement, the Bankruptcy Court will decide the actual amount, if any, owed to the government with respect to tax, interest, and penalties.

   To the extent, if any, that the IRS would look to PGE to pay any assessment not paid by Enron, PGE would exercise whatever legal rights, if any, that are available for recovery in Enron's bankruptcy proceedings, or to otherwise seek to obtain contributions from the other solvent members of the consolidated group. As a result, management believes the income tax, interest, and penalty exposure to PGE (related to any future liabilities from

Enron's consolidated tax returns during the period PGE was a member of Enron's consolidated returns) would not have a material adverse effect on the financial statements. No reserves have been established by PGE for any amounts related to this issue.

                                    EXHIBIT G
               PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME FOR THE
                           QUARTER-ENDED JUNE 30, 2004

                                                Quarter-Ended                     Adjusted
                                                June 30, 2004     Adjustments      Total
                                                -------------     -----------     --------
                                                        (Millions of Dollars)
 Operating Revenues                             $         332                         332
                                                -------------                     -------
 Operating Expenses
  Purchased power and fuel expense                        133                         133
  Production and distribution                              36                          36
  Administrative and other                                 35                          35
  Depreciation and amortization                            57                          57
  Taxes other than income taxes                            17                          17
  Income taxes                                             16                          16
                                                -------------     -----------     -------
                                                          294               -         294
                                                -------------     -----------     -------
Net Operating Income                                       38               -          38
                                                -------------     -----------     -------
Other Income (Deductions)
  Other                                                     1                           1
  Income taxes                                              1                           1
                                                -------------     -----------     -------
                                                            2                           2
                                                -------------     -----------     -------
Interest Charges
  Interest on long-term debt and other                     18                          18
                                                -------------     -----------     -------
Net Income before cumulative effect of
   change in accounting principle                          22               -          22
   Cumulative effect of a change in accounting
      principle                                             -                           -
                                                -------------     -----------     -------
Net Income                                                 22               -          22
Preferred Dividend Requirement                              -                           -
                                                -------------     -----------     -------
Income Available for Common Stock               $          22               -          22
                                                =============     ===========     =======

                                   EXHIBIT H
               PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF RETAINED EARNINGS FOR THE
                          QUARTER-ENDED JUNE 30, 2004

                                                    Quarter-Ended                   Adjusted
                                                    June 30, 2004   Adjustments      Total
                                                    -------------   -----------     -----------
                                                               (Millions of Dollars)
Balance at Beginning of Period                       $        577                           577
Net Income                                                     22             -              22
Miscellaneous                                                   -                             -
                                                     ------------    ----------     -----------
                                                              599             -             599
                                                     ------------    ----------     -----------
Dividends Declared
  Common stock (non-cash dividend)                              -                             -
  Preferred stock                                               -                             -
                                                     ------------    ----------     -----------
                                                                -             -               -
                                                     ------------    ----------     -----------
Balance at End of Period                             $        599             -             599
                                                     ============    ==========    ============